Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Investor Relations
(713) 849-9911
IR@flotekind.com

Flotek Industries Announces Select, Preliminary First Quarter Financial Results

HOUSTON, April 21, 2015 /PRNewswire/ — Flotek Industries, Inc. (NYSE: FTK - News) this morning, in conjunction with its presentation at the Independent Petroleum Association of America, announced preliminary, select financial results for the quarter ended March 31, 2015.

First Quarter Preliminary, Select Financial Results

While still finalizing financial results for the quarter ended March 31, 2015, Flotek believes that revenue in the first quarter will exceed $82 million.

“The rapid deceleration in commodity prices and resulting evisceration in oilfield activity had a marked impact on Flotek’s results in the first quarter,” said John Chisholm, Chairman, President and Chief Executive Officer of Flotek. “As we noted at our February analyst meeting, we expect the first half of 2015 to be sloppy and the first quarter didn’t disappoint in that regard. The decline in revenue approximated the decline in overall oilfield activity which was much more pronounced than nearly anyone would have expected. That said, we have been through industry cycles before and are well positioned to weather the tumult of the trough and emerge as a leader in oilfield technology, with a solid balance sheet and financial position to take advantage of opportunities as the industry emerges from the depths of the current cycle.”

Flotek anticipates enterprise-wide gross margins should exceed 32% in the first quarter, largely a result of a weaker pricing environment. The Company is actively working with suppliers to reduce input costs and believes cost reductions will partially offset margin erosion in the coming quarter.

For the three months ended March 31, 2015, Flotek expects to report a net loss of approximately $1.5 million or $.03 per share on a fully diluted basis. A portion of the loss is the result of one-time items that will be discussed in more detail in the Company’s upcoming quarterly report and conference call.

Flotek expects first quarter Earnings Before Interest Taxes Depreciation and Amortization, or EBITDA, a non-GAAP measure of financial performance, is expected to be over $3 million.

In the first quarter, Flotek generated over $6 million in cash flow from operations, net of a $5 million payment of 2014 employee incentive awards and $4 million in seasonal inventory build within the Consumer and Industrial Chemistry Technologies segment. Adjusting for these items, the Company generated over $1 million per week during the first quarter, consistent with its historical cash generation profile.

Operating cash flows and proceeds from routine asset sales were utilized to fund capital expenditures of just under $6 million and the acquisition of essentially all of the assets or International Hydralift LLC. Capital expenditures were largely focused on completion of projects initiated in 2014.

During the quarter Flotek repurchased 180,190 shares of its common stock at an average price of $14.71 per share for an aggregate total of approximately $2.7 million. The repurchase was made pursuant to a $25 million share repurchase program authorized by the Company’s Board of Directors in November, 2012.

Cash balances increased by over $1 million during the first quarter of 2015.

Despite the deteriorating economic conditions, the Company’s receivable days sales outstanding remained within historical ranges at 61 days. Flotek continues to keep a close eye on customer payment habits, particularly among smaller North American customers; however during the first quarter the Company did not experience any significant deterioration in customer payment habits.

“While we aren’t satisfied with our performance in the first quarter, we believe Flotek remains positioned to take advantage of opportunities along the cyclical continuum,” concluded Chisholm. “While we can’t control the timing or magnitude of cyclical challenges, we can be nimble enough to adjust and remain opportunistic, focus on our core business and make certain our cash generation and balance sheet remain key priorities. By doing so, we ensure the best possible outcome in a challenging environment.”

“On the chemistry front, we continue to see new validation opportunities and are working with over 40 companies in various stages of validation projects in North America,” added Chisholm. “While activity and pricing has moderated for all products, we have been pleased by the continued strength in chemistry inquiries and validation projects.”

Flotek will present at the Independent Petroleum Association of America New York Oil and Gas Investment Symposium at 11:40am EDT today. The Company intends to release its first quarter earnings report on Wednesday, April 22, 2015, after the market close and host a conference call at 8:00am EDT on Thursday, April 23, 2015.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.